Exhibit 4.41

Exclusive Technology Consulting and Service Agreement

This Exclusive Technology Consulting and Service Agreement (the “Agreement”) is entered into by and between the following Parties on June 5th, 2015 in Beijing, People’s Republic of China (“China”):

Party A: AirMedia Technology (Beijing) Co., Ltd.

Legal Representative: Guo Man

Registered address: Room 3088, Building 1, No. 2 of Hengfu Zhongjie, Science Town, Fengtai District, Beijing

Party B: AirMedia Online Network Technology Co., Ltd.

Legal Representative: Xu Qing

Registered address: Room 402 in 401, Floor 4, Building 26, Dongzhimenwai Avenue, Chaoyang District, Beijing

(The above Parties are respectively referred to as a "Party", jointly referred to as the "Parties" under this Agreement.)

WHEREAS,

(1) Party A is a wholly foreign-owned enterprise incorporated in accordance with the laws of PRC and has resources to provide technology consulting and services to Party B;

(2) Party B is a limited liability enterprise incorporated in accordance with the laws of PRC and intends to develop on-flight wifi business;

(3) Party B intends to delegate to Party A, and Party A agrees to accept the delegation to provide exclusive consulting and related services to Party B, both Parties agree to execute this written Exclusive Technology Support and Service Agreement to define their respective rights and obligations.

NOW, THEREFORE, Party A and Party B, through friendly negotiations, hereby agree as follows:

1	Exclusive Technology Consulting and Services: Exclusive Rights

1.1	During the term of this Agreement, subject to the terms and conditions hereof, Party A agrees to provide exclusive consulting services in respect of management, personnel training, marketing and market promotion to Party B, including, but not limited to:

1)	Assist Party B to determine company management mode and business plan;

2)	Assist Party B to determine market development plan;

3)	Provide market and client resources information to Party B;

4)	Provide specific market investigation and research under delegation;

5)	Provide training for Party B’s personnel;

6)	Assist Party B to establish marketing network.

1.2	Party B agrees to accept the consulting and services provided by Party A, and Party B further agrees that, except with Party A’s prior written consent, Party B shall not accept the said consulting and services provided by any third party during the term of this Agreement.

1.3	During the term of this Agreement, both Parties could from time to time amend or supplement the contents of the consulting and services, the said amend or supplement should be determined by Parties in writing.

2	Calculation, Payment and Security of Consulting and Services Fee

2.1	Both Parties agree that a consideration for the consulting and services shall be calculated and paid according to the Annex I attached hereto.

2.2	Each Party shall bear the taxes payable by it in connection with the execution or performance of this Agreement in accordance with the laws.

2.3	Party B’s shareholders will provide a pledge security to Party A for the consulting service fee payable by Party B under this Agreement by pledging their equity interest in Party B.

3	Representations and Warranties

3.1	Representations and warranties by Party A:

3.1.1	Party A is a wholly foreign-owned enterprise incorporated in accordance with the laws of PRC;

3.1.2	Party A’s execution and performance of this Agreement are within the scope of its company power and business scope, it has taken necessary company actions and appropriate authorization, obtained necessary approvals and permits from third parties and government departments, and will not violate the contracts and laws which it is restricted to or bound upon.

3.1.3	This Agreement constitutes a legal, valid, binding and enforceable obligations to Party A upon execution.

3.2	Representations and warranties by Party B:

3.2.1	Party B is a limited liability enterprise incorporated in accordance with the laws of PRC;

3.2.2	Party B’s execution and performance of this Agreement are within the scope of its company power and business scope, it has taken necessary company actions and appropriate authority, it has obtained necessary approvals and permits from third parties and government departments, and will not violate the contracts and laws which it is restricted to or bound upon.

3.2.3	This Agreement constitutes a legal, valid, binding and enforceable obligations to Party B upon execution.

4	Confidentiality

4.1	Party B will endeavor to take all reasonable measures to keep confidential of the confidential materials and information (the “Confidential Information”) generated from the acceptance of exclusive consulting and services from Party A; unless with Party A’s prior written consent, Party B shall not disclose, give or transfer the said Confidential Information. Party B shall return the documents, materials or soft wares that contains Confidential Information to Party A or destroy them, meanwhile, it shall delete any Confidential Information from related memory devices and shall not continuously use the said Confidential Information.

4.2	The Parties acknowledge and confirm that any oral or written materials exchanged between the Parties in respect of this Agreement shall be confidential information. Both Parties shall keep the said information confidential and no Party shall disclose such information to any third party without written consent from the other Party, except for the following circumstances: (a) such materials are known or will be known to the public, which is not a result of the unauthorized disclosure from the Party that accepts materials; (b) such materials are required to be disclosed by the applicable laws or the rules and regulations of security exchanges; or (c) where a Party discloses such materials in connection with the transaction contemplated herein to its legal or financial consultant, such legal or financial consultant shall also follow the duty of confidentiality similar to this clause. Breach of confidence by the employee or the hired agency of any Party shall be deemed as breach of confidence by such Party and the Party shall be liable for breach in accordance with this Agreement.

4.3	This article shall survive the invalid, change, cancellation, termination or being no longer operational of this Agreement.

5	Liabilities for Breach of Contract

Where any Party (the “Breaching Party”) breaches any article of this Agreement and causes loss to the other Party (the “Non-breaching Party”), the Non-breaching Party is entitled to deliver a written notice requiring immediate rectification to Breaching Party; in the event that the Breaching Party fails to cure the breach by the ways that are satisfied by the Non-breaching Party within fifteen (15) working days of receiving written notice from the Non-breaching Party, the Non-breaching Party may immediately take relief measures in accordance with the methods set forth in this Agreement or by means of law.

6	Effectiveness and term

6.1	This Agreement shall be effective from the date first set forth above.

6.2	Unless the provisions in this Agreement or relevant clauses set forth in further contracts signed by Parties terminate this Agreement before expiration, the valid term of this Agreement shall be ten (10) years.

6.3	Upon the written confirmation by Party A before expiration of this Agreement, the term could be extended; the extended term shall be determined by Party A.

6.4	In the event that any Party's business term expires or is terminated by other reason during the period set forth in Article 6.2 and Article 6.3, this Agreement shall be terminated by then, unless the other Party has, in light of Article 12 of this Agreement, transferred its rights and obligations.

7	Termination

7.1	This Agreement shall be terminated on the expiration date unless extended in accordance with the relevant articles of this Agreement.

1.1	During the term of this Agreement, unless Party A has significant fault, fraud, other illegal actions, or goes bankrupt, Party B shall not terminate this Agreement before expiration. Notwithstanding the above, Party A is entitled to terminate this Agreement at any time by delivering a written notice thirty (30) days in advance. During the term of this Agreement, where Party B breaches any article of this Agreement and fails to cure it within fourteen (14) working days of receiving written notice in respect to the said default from Party A, Party A may inform Party B in writing for the termination of this Agreement.

7.2	Rights and obligations of both Parties under Article 4, Article 9 and Article 11 shall survive in the termination of this Agreement.

8	Applicable Laws

The performance, interpretation, enforcement and disputes resolution in connection with this Agreement shall be governed by the laws of PRC.

9	Dispute Resolution

Any dispute arising from this Agreement shall be settled by the Parties through amicable negotiations. In case no settlement can be reached within thirty (30) days after one Party makes a request for settlement, either Party may submit such dispute to Beijing Arbitration Commission for arbitration in accordance with its current rules. The seat of arbitration shall be Beijing, the language of arbitration shall be Chinese. The arbitration award shall be final and binding upon the Parties.

10	Force Majeure

10.1	Force Majeure hereof means events beyond the reasonable control and could not be avoided under due care of affected Party, including, but not limited to, governmental action, nature power, fire, war, blast, serious flood, storm, earthquake, tide, lightning or war. The scarcity of credit, capital or loan facility shall not be deemed as event beyond one Party’s reasonable control. The affected Party shall notify the other Party of the occurrence of the Force Majeure events and the steps it will take for the purpose of performing the said obligations as soon as possible.

10.2	In case the Force Majeure suspend or retard the performance of this Agreement, liability under this Agreement shall not be borne by the affected Party within the sphere of suspended or retarded the performance. The affected Party shall reduce or eliminate the effect of the Force Majeure and endeavor to restore the said performance. Once the Force Majeure was eliminated, all Parties agree to restore the performance of this Agreement with best efforts.

11	Notice

Any notice or other communication made by the Party herein shall be in Chinese or English and be delivered to the other Party via personal delivery, letter or registered post, postage prepaid or other recognized express services, or facsimile at the address shown immediately after this paragraph or other address designated by such Party from time to time. The actual delivery date shall be deemed by the following methods: (a) the notices delivered via personal delivery shall be deemed actual given on the date of personal delivery; (b) the notices g delivered via letters shall be deemed actual given on the tenth (10) day after such registered airmail has been sent with its postage paid (shown on a postmarks), or on the fourth (4) day after such letter is given to a international recognized express agent; and (c) the notices delivered via facsimile shall be deemed actual given on the date shown on the transmission confirmation of such files.

Address for Party A: AirMedia Technology (Beijing) Co., Ltd.

Recipient: Guo Man

Address: F/15, Sky Plaza, No.46 Dongzhimenwai Street, Dongcheng District, Beijing, China.

Telephone Number:

Fax Number:

Address for Party B: AirMedia Online Network Technology Co., Ltd.

Recipient: Xu Qing

Address: F/17, Sky Plaza, No.46 Dongzhimenwai Street, Dongcheng District, Beijing, China.

Telephone Number:

Fax Number:

12	Assignment

Party B shall not assign its rights and obligations herein to any third Party without Party A’s prior written consent.

Party B agrees hereof, Party A may, at any time, assign its rights and obligations herein to any third Party. When Party A assigns its rights and obligations, Party A shall deliver written notice to Party B, the consent of assign from Party B is not necessary.

13	Entire Agreement

Both Parties confirm that this Agreement constitutes the entire agreement and understanding of both Parties with respect to the subject matter hereof upon effectiveness and supersedes and replaces all prior oral and/or written agreements and understandings of both Parties with respect to the subject matter hereof.

14	Severability

If any provision under this Agreement is determined to be invalid or unenforceable due to not comply with relevant laws, such provision shall only be deemed as invalid under such laws, and will not affect the legal effect of any other provisions in the remainder of this Agreement.

15	Amendment and Supplement

Any amendment and supplement of this Agreement shall be made in writing and shall form an integral part of this Agreement and has the same effect as this Agreement upon appropriate execution by both Parties.

16	Copies

This Agreement may be executed in two (2) counterparts, each Party shall hold one (1) counterpart. Each counterpart shall have same legal effect.

[No text below]

(Signature Page)

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its legal representative or authorized representative on the date first set forth above.

Party A: AirMedia Technology (Beijing) Co., Ltd.

Signature:/s/ Guo Man

Name: Guo Man

Title: Legal Representative

Common seal: AirMedia Technology (Beijing) Co., Ltd.

(Signature Page)

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its legal representative or authorized representative on the date first set forth above.

Party B: AirMedia Online Network Technology Co., Ltd.

Signature:/s/ Xu Qing

Name: Xu Qing

Title: Legal Representative

Common seal: AirMedia Online Network Technology Co., Ltd.

Annex I Consulting Service Fee Calculation and Payment Standard

1	Amount of the Service Fee

2	Payment

1)	Each year, Party A shall make a settlement list based on the contents of service provided to Party B and submit to Party B in written form. Party B shall verify and confirm the settlement list.

2)	Party B shall, within the term of payment indicated in the settlement list, pay the consulting service fee amount to the bank account designated by Party A. Party B shall deliver the copy of remittance voucher to Party A by fax or mail after the said amount has been paid.

3	Adjustment

If Party A is of the opinion that the fee under this Agreement becomes inappropriate and needs to be adjusted, Party B shall, within seven (7) working days of receiving the written request about fee adjustment from Party A, negotiate with Party A actively and in good faith so as to determine the new billing standard or system.